Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER COMBINED FINANCIAL STATEMENTS

We consent to the incorporation by reference in Registration Statement Nos. 333-08542, 333-12666 and 333-143605 on Form S-8 of our reports dated February 15, 2012, relating to the combined financial statements of Reed Elsevier PLC, Reed Elsevier NV, Reed Elsevier Group plc and Elsevier Reed Finance BV and their respective subsidiaries, associates and joint ventures (together “the combined businesses”) and the effectiveness of the combined businesses’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2011.

/s/ Deloitte LLP	/s/ Deloitte Accountants B.V.
London, United Kingdom March 12, 2012	Amsterdam, The Netherlands March 12, 2012